EXHIBIT 99.1


                            [on CalAmp letterhead]



FOR IMMEDIATE RELEASE


          CalAmp Announces Settlement Agreement with Key DBS Customer


OXNARD, Calif., December 17, 2007--CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, today announced that it has entered into a settlement agreement with a key customer that resolves matters regarding a previously disclosed product performance issue affecting Direct Broadcast Satellite (DBS) equipment manufactured by CalAmp for this customer that resulted in the customer returning product and putting orders on hold pending the requalification of products.

Among other agreement terms, CalAmp will issue to the customer one million shares of CalAmp common stock and a three year warrant to purchase an additional 350,000 shares of common stock subject to certain restrictions. CalAmp will also issue a $5 million non-interest bearing promissory note to this customer. Please refer to CalAmp's 8K filed today for details.

"In reaching this agreement, we have reaffirmed our commitment to stand firmly behind our products and regain the confidence of this key customer," commented Fred Sturm, CalAmp's President and Chief Executive Officer. "This customer has accounted for a substantial portion of CalAmp's revenues during the last three fiscal years, so a successful resolution of this matter and retention of this customer were important for our Company. The settlement addresses the customer's claims in a manner that mitigates the cash flow impact on CalAmp. Furthermore, we believe this agreement aligns the interests of both companies to expeditiously resume our commercial relationship and we will work closely with the customer to finalize requalification of our products."

Based on currently available information, the Company believes that its previously established reserves as of August 31, 2007, the end of its most recently reported fiscal quarter, will be adequate to cover the total costs of this settlement agreement. However, it is possible that the final charges could be materially different from the amount of existing reserves.


About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, the Company's ability to obtain a waiver from the lenders under its bank credit agreement of the event of default under the credit agreement, the Company's ability to successfully requalify with respect to the sale of products to one of its key DBS customers, the risk that the ultimate cost of resolving a product performance issue with that DBS customer may exceed the amount of reserves established for that purpose, and other risks or uncertainties that are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's fiscal 2007 Annual Report on Form 10-K filed on May 17, 2007. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:              AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                 Lasse Glassen
Chief Financial Officer      General Information
(805) 987-9000               (213) 486-6546
                             lglassen@frbir.com